EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Third Quarter 2021 Conference Call
October 28, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the third quarter of 2021 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 27, 2021 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction – Richard Stockton

Good morning, and welcome to our third quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

We have five key themes for today’s call:
•First, our luxury resort portfolio continues to outperform and helped drive Comparable Hotel EBITDA of $27.8 million for the quarter,
•Second, for the third quarter in a row, we were cash flow positive at the corporate level,
•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings,
•Fourth, our balance sheet is in good shape with no near-term debt maturities,

•and Fifth, we completed the acquisition of the Mr. C Beverly Hills Hotel in Los Angeles, California – a luxury hotel ideally located in close proximity to high-end shopping on Rodeo Drive and business demand from Century City and Culver City.

Our Comparable Hotel EBITDA of $27.8 million during the quarter was driven by strong occupancy levels at our resort properties and a 16.3% increase in ADR over the prior-year quarter. Additionally, RevPAR for all hotels in the portfolio increased approximately 168% for the third quarter of 2021 compared to the third quarter of 2020. Our portfolio RevPAR decreased approximately 6.1% when compared to third quarter 2019 RevPAR. We are very encouraged to see our portfolio getting so close to our 2019 levels. As we have said before, we believe our portfolio will get back to 2019 levels before a lot of our peers given our portfolio composition and quality, but also certain factors that made 2019 not a great benchmark year for us. Specifically, we had three of our properties under major renovation, including The Notary, the Clancy, and the Ritz-Carlton St Thomas.

Several of our hotels achieved very strong Hotel EBITDA margins during the quarter with Bardessono at 45%, Hotel Yountville at 50%, and Pier House Resort at 54%. Our overall portfolio Comparable EBITDA margin was 23.5%, despite including two hotels with negative Hotel EBITDA.

While leisure demand continues to be strong, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately group demand. Overall, our resorts continue to perform well, and forward bookings look strong with occupancy for October at approximately 65% at a rate of over $300.

Two of this quarter’s best performing assets were our Napa Valley properties, with Comparable RevPAR up 138% at Bardessono and 179% at Hotel Yountville during the third quarter, driven by strong gains in both rate and occupancy. In addition to the strong performance of our Napa Valley assets, the Ritz-Carlton St. Thomas continues to be a stand-out performer, producing $5.3 million in Hotel EBITDA during the third quarter. For the full year, we currently forecast our Ritz-Carlton St. Thomas should have close to $30 million of Hotel EBITDA, which is a phenomenal result when you consider that we acquired this hotel for $65 million in 2015 and have funded only approximately $30 million in owner funded capital expenditures over that time.

Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, eight of our fourteen hotels are considered resort destinations. These hotels include the Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton
La Jolla Torrey Pines and The Ritz-Carlton St. Thomas. We are pleased to report that this segment delivered a combined Hotel EBITDA of $26.7 million for the quarter.

I am also encouraged by the advancing recovery of our urban properties. These properties include the Capital Hilton, the Marriott Seattle Waterfront, The Notary Hotel, the Clancy, Mr. C Beverly Hills and the Sofitel Chicago. For the third quarter, four of these six properties posted positive Hotel EBITDA. This is a significant turnaround and demonstrates that demand is quickly returning to our cities, both amongst the leisure and, to a lesser extent, the corporate transient segment. We expect this trend to accelerate as office reopenings continue during the remainder of 2021 and into 2022.

Additionally, we were cash flow positive again at the corporate level for the third consecutive quarter. While our balance sheet was in good shape as we entered 2021, this puts us in a much stronger position financially.

We are also happy to resume our growth strategy with the acquisition of the 138-room Mr. C Beverly Hills Hotel in Los Angeles, California for $77.9 million. An irreplaceable luxury property in a premier location in Los Angeles, this acquisition fits perfectly with our strategy of owning high RevPAR luxury hotels and further diversifies our portfolio. It is also an attractive price per key of $474,000 for fee simple ownership of a luxury hotel. It’s an impressive property in the middle of over 45 million square feet of office space, supporting substantial corporate demand and a wide array of world-renowned leisure demand generators, including unrivaled shopping with high-end retailers, vibrant restaurants and various art and cultural attractions. As part of the transaction, we also acquired five luxury condominium residences adjacent to the hotel which are currently being offered for extended-stay rentals. Additionally, Remington assumed management of the hotel post-acquisition which we believe will help drive superior operating performance at the property going forward. We believe this property is a great addition to our portfolio and are very excited about the prospects of this acquisition as the hotel's performance during the third quarter has exceeded our expectations with RevPAR growth of 143% over the prior year period.

Looking ahead, we continue to see a meaningful uptick on acquisition opportunities in the market. We will continue to be extremely disciplined in our investment approach and only focus on transactions that are accretive to total shareholder return.

On the capital markets front, subsequent to quarter end, we finalized one year extensions on our mortgage loans for the Bardessono Resort & Spa and the Hotel Yountville. Importantly, our balance sheet is in good shape, we have an attractive maturity schedule with no debt maturities for the balance of this year and only one loan maturing in 2022.

We have also been active on the investor relations front. Over the past few months, we've attended several investor conferences and participated in numerous investor meetings. We also held a well-attended Investor Day in New York a couple of weeks ago. Looking ahead to 2022, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.

Looking ahead, our unique portfolio, focused on the luxury segment, with many properties in drive-to leisure markets, positions us to perform well in both the near term and the long term as business and group travel resumes. We continue to believe that Braemar represents a compelling opportunity in the lodging REIT space. We are a differentiated story, with the majority of our assets in very desirable resort locations, the highest quality portfolio in the public markets, a portfolio that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the third quarter of 2021, we reported a net loss attributable to common stockholders of $(9.0) million or $(0.15) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.17 compared to AFFO of negative $(0.21) per diluted share in the prior year quarter.

Adjusted EBITDAre for the quarter was $21.9 million, and we were cash flow positive at the corporate level for the quarter.

At quarter end, we had total assets of $1.8 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.6%. As of the end of the third quarter, we had approximately 48% net debt to gross assets.

We ended the quarter with cash and cash equivalents of $195.5 million and restricted cash of $44.8 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $20.4 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers which is also available to fund hotel operating costs. As Richard mentioned, our Comparable Hotel EBITDA during the quarter was $27.8 million. After taking into account debt service, G&A costs, advisory fees and other corporate costs, preferred dividends and capital expenditures, year to date we have generated over $30 million in positive corporate cash flow.

Additionally, subsequent to quarter end, we finalized extensions of our mortgage loans for the Bardessono Resort & Spa to a final maturity in August 2023 and the Hotel Yountville to a final maturity in May 2023. Each of the loans have been extended for one year beyond their initial maturity on the same terms as the original loan. We are very pleased to be able to extend these loans for an additional year and, in doing so, we have no debt maturities for the balance of 2021 and only one loan maturing in 2022 with a balance of $67.5 million.

During the quarter, we issued approximately 5.8 million common shares under our ATM, raising approximately $30 million in net proceeds. These capital raises and our loan extensions have improved our balance sheet and liquidity by extending maturities, lowering our leverage, and increasing our cash on hand.

I am also pleased to report that we have raised approximately $9.3 million of net proceeds from our Series E and Series M non-traded perpetual preferred stock. Ashford Securities, a division of Ashford Inc., has been established and licensed by FINRA as a broker-dealer in order to act as dealer-manager on behalf of the Company, with respect to these preferred series. We expect to use any proceeds from the sales of the Series E or Series M non-traded perpetual preferred stock for general corporate purposes, and to facilitate the Company’s continued growth. This capital raising effort is just getting started, and we look forward to reporting our progress in future quarters.

As Richard mentioned, we also acquired a new property during the quarter, the Mr. C Hotel in Beverly Hills. Total consideration was $77.9 million and consisted of $65.4 million for the hotel and an allocated price of $12.5 million for the five adjacent condominium units. The acquisition was funded with approximately $30 million of cash, 2.5 million OP units, 500,000 warrants at a strike price of $6.00, and a $30 million mortgage loan.

As of September 30, 2021, our portfolio consisted of 14 hotels with 3,625 net rooms.

Our share count currently stands at 72.6 million fully diluted shares outstanding, which is comprised of 64.5 million shares of common stock and 8.1 million OP units. In our financial results, we include approximately 4.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock and approximately 13.6 million shares in our fully diluted share count associated with our Convertible Senior Notes.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio increased a remarkable 168% during the third quarter, and we were able to generate a strong House Profit flow-through of 52%. For the third quarter, Braemar recorded 94% of its comparable period 2019 RevPAR compared to 85% and 74% for the U.S. Luxury and Upper Upscale chain scales, respectively. In fact, we have outperformed the market in this metric in every quarter this year. We believe our portfolio’s consistent market outperformance is due to our Asset Management team’s drive for outperformance at each and every one of our hotels.
Notably, our portfolio’s GOP margin of 38% during the third quarter is exceeding the comparable period in 2019 by more than 100bps. Over the last 18 months, we have increased our touch points at each of the properties and we have more data visibility than we have ever had before. Both of which have contributed to this GOP margin premium. I would like to highlight this commitment to performance by providing some color on a few specific hotels.
First, the Bardessono Hotel and Spa generated over $2 million more in total revenue during the third quarter of 2021 than the comparable period in 2019. That is a 39% increase! These results were largely driven by our newly built luxury villas. The villas generated approximately $640,000 for the quarter, which is a record over any other quarter. They are on pace to produce nearly $1.9 million for the year. Additionally, the hotel has increased third quarter F&B revenue by approximately $250,000 relative to third quarter 2019 by capitalizing on the restrictions put in place by many local restaurants.

Next, we have the Park Hyatt Beaver Creek, which had a phenomenal third quarter with Hotel EBITDA increasing $1.6 million or 87% over the comparable period in 2019. This achievement is the result of the property team that we put in place shortly after acquiring the hotel. One of our more recent hires was the Director of Sales. She has been fantastic and the hotel outperformed group room nights in the third quarter by nearly 2,300 room nights relative to the comparable 2019 period. Specifically, we benefited from hosting more weddings during the third quarter of 2021 than we did during the same period in 2019.

Lastly, The Ritz-Carlton Sarasota has once again broken a record with third quarter 2021 being the best third quarter on record, improving Hotel EBITDA by $1.8 million over third quarter 2020, which was the previous record. Amazingly, the trailing twelve month EBITDA for the hotel is $21.6 million, which is nearly 60% greater than any other full year we have on record. These incremental gains are largely in areas of opportunity that we identified when we acquired the hotel. These include selling out the hotel membership program, which represents nearly $6 million in annual revenue; long-term labor reductions; and rebalancing the hotel’s business mix to drive yield.

Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. Through the remainder of 2021, we are looking forward to restarting several value-add projects across the portfolio. These include: (i) adding 10 keys and a new café at the Beach Club at the Ritz-Carlton Sarasota; (ii) construction of luxury retail space at The Ritz-Carlton Lake Tahoe; (iii) a new grab-and-go market at the Hilton La Jolla Torrey Pines; and (iv) a full guestroom renovation at the Marriott Seattle. In total, we anticipate capital expenditures of $20 - $30 million in 2021.

I would like to finish by expressing how optimistic we are about the future of this portfolio. As mentioned earlier, our GOP margin as a portfolio is already exceeding 2019 during comparable periods but that performance is being carried by only seven hotels. As the other seven hotels continue to rebound, that premium to 2019 should widen. In addition, we have strategic initiatives completed that have not fully realized their potential in light of the current market conditions: the luxury Villas at Bardessono Hotel and Spa, the recent up-branding of The Clancy, and the recent up-branding of The Notary to name a few. This portfolio is primed for growth and we are excited to lead it.

I will now turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

In summary, we continue to be pleased with the recovery trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties. While we are still in the early stages of the recovery, we see a clear path for a steady strength in our future financial results. We have taken decisive actions to navigate the near-term challenges of this crisis, and we are well-positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. I am proud of our efforts to protect our assets and maintain financial flexibility to position us for future success. We look forward to updating you on our progress as we move through the remainder of 2021 and into 2022.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our third quarter earnings call. We look forward to speaking with you again on our next call.